Exhibit 3.114

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TEXARKANA BEHAVIORAL ASSOCIATES, L.C.

a Texas limited liability company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY (the “Agreement”) of Texarkana Behavioral Associates, L.C., a Texas limited liability company (the “Company”), is effective as of March     , 2010.

RECITALS

WHEREAS, the Company was initially organized as a member managed limited liability company by New Boston Enterprises, Inc.;

WHEREAS, New Boston Enterprises, Inc. subsequently transferred its equity interests in the Company to 2C4K, L.P., a Texas limited partnership (“2C4K”);

WHEREAS, pursuant to that certain Equity Interests Contribution Agreement of even date herewith by and between 2C4K, and certain of its affiliates, and AmiCare Behavioral Centers, LLC, and certain of its affiliate (the “Equity Contribution Agreement”), 2C4K transferred its equity interests in its wholly-owned subsidiaries to AmiCare Behavioral Centers, LLC, a Delaware limited liability company (“Member”) in exchange for AmiCare’s issuance of additional membership interests in AmiCare to 2C4K;

WHEREAS, all the subsidiaries of Member that are limited liability companies are member managed pursuant to identical operating agreements. Therefore, Member desires to amend and restate the limited liability company agreement for the Company.

NOW THEREFORE, for good and valuable consideration, the Member hereby amends and restates the Company’s Limited Liability Company Agreement as follows:

1. Formation of Limited Liability Company. The Member acknowledges the formation of the Company as a limited liability company pursuant to the provisions in the Texas Limited Liability Company Act as it may be amended from time to time, and any successor to such statute (the “Act”). On June 23, 2000, the Company’s Articles of Organization (the “Articles”) were filed with the Secretary of State of the State of Texas to form the Company pursuant to the Act. The rights and obligations of the Member and the administration and termination of the Company shall be governed by this Agreement and the Act. This Agreement shall be considered the “Company Agreement” of the Company within the meaning of Section 101.001(1) of the Act. To the extent this Agreement is inconsistent in any respect with the Act, this Agreement shall control.

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2. Sole Member. Member is the sole and managing member of the Company.

3. Business Purpose. The business purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be engaged under applicable law (including, without limitation, the Act) to accomplish the specific business purpose of the Company specified herein. The specific business purpose of the Company is to develop, acquire, own, operate, manage or otherwise deal in and with behavioral treatment centers and programs for youth, adolescents and adults, including engaging in any and all activities relating thereto or arising therefrom or reasonably necessary, advisable or incidental thereto.

4. Name. The name of the Company shall be “Texarkana Behavioral Associates, L.C.”

5. Registered Agent and Principal Office. The registered office and registered agent of the Company in the State of Texas shall be as the Member may designate from time to time. The Company may have such other offices as the Member may designate from time to time. The mailing address of the Company shall be 162 Cude Lane, Madison, Tennessee 37115-2202.

6. Term of Company. The Company shall commence on the date the Articles were first properly filed with the Secretary of State of the State of Texas and shall continue in existence in perpetuity unless its business and affairs are earlier wound up following dissolution at such time as this Agreement may specify.

7. Management of Company. All decisions relating to the business, affairs, and properties of the Company shall be made by the Member. The Member may appoint a President and one or more Vice Presidents and such other officers of the Company as the Member may deem necessary or advisable to manage the day-to-day business affairs of the Company (the “Officers”). The Member may also appoint managers who are not officers. The Officers, and each of them, and managers, and each of them, shall have the authority to act on behalf of, bind, and execute and deliver documents in the name and on behalf of the Company. No such delegation shall cause the Member to cease to be a Member. The Member may remove any Officer or manager and may increase or decrease the number of Officers and managers at any time for any reason.

8. Distributions and Allocations. Each distribution of cash or other property by the Company shall be made 100% to the Member. Each item of income, gain, loss, deduction, or credit of the Company shall be treated as income, gain, loss, deduction or credit (as applicable) of the Member.

9. Capital Accounts. At ail times during a No Tax Entity Period (as defined in Section 14 below), the Company shall not be required to establish or maintain capital accounts. At all other times, a capital account shall be maintained for the Member in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv) and 1.704-2.

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10. Exculpation. Neither (i) the Member, (ii) any affiliate of the Member, nor (iii) any officer, director, employee, or agent of the Company, the Member or any of its affiliates, shall be liable, responsible, or accountable in damages or otherwise to the Company or the Member by reason of, or arising from, the operations, business, or affairs of, or any action taken or failure to act on behalf of, the Company except for its or his gross negligence or willful misconduct.

11. Indemnity. The Company shall indemnify and hold harmless (i) the Member, (ii) any affiliate of the Member, and (iii) any officer, director, employee, or agent of the Company, the Member or any of its affiliates (each, an “Indemnitee”), from and against any claim, loss, damage, liability, or reasonable expense (including reasonable attorneys’ fees, court costs, and costs of investigation and appeal) suffered or incurred by any such Indemnitee by reason of, or arising from, the operations, business, or affairs of, or any action taken or failure to act on behalf of, the Company.

12. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member.

13. No Partnership. It is intended that the Company not be treated as or construed to be a partnership (including a limited partnership) or joint venture for purposes of the laws of any state, and this Agreement may not be construed to suggest otherwise.

14. Tax Treatment. For federal income tax purposes, at all times that the Member owns 100% of the equity interests in the Company (a “No Tax Entity Period”), the Company and the Member desire and intend that the Company be disregarded as an entity separate from the Member pursuant to Treasury Regulations Section 301.7701 and corresponding provisions of state law. Accordingly, no election will be made to treat the Company as a corporation for income tax purposes.

15. Authorized Person. The Member or Officers shall execute, deliver and file, or cause the execution, delivery or filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Texas and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

16. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

17. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to otherwise governing principles of conflicts of law.

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IN WITNESS WHEREOF, the sole Member has duly executed this Agreement as of the date first above written.

MEMBER:

AMICARE BEHAVIORAL CENTERS, LLC, a Delaware limited liability company

By:

H. Neil Campbell
President and Chief Executive Officer

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